EXHIBIT 17.1


                               Resignation Letter

February 26, 2001


Dear Sirs:

This will serve as notice that effective immediately, I resign as a Director of HomeCom Communications, Inc. I wish the company well in the future.


Very Truly Yours,

/s/ Roger Nebel
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Roger Nebel